Exhibit 2.1

                  AMENDMENT NO. 1, dated as of September 6, 2005 (this "AMENDMENT"), to the AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2005 (the "AGREEMENT"), by and between HIBERNIA CORPORATION, a Louisiana corporation ("HIBERNIA"), and CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation ("CAPITAL ONE"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

                              W I T N E S S E T H:

                  WHEREAS, Capital One and Hibernia have entered into the Agreement;

                  WHEREAS, the Boards of Directors of Capital One and Hibernia have approved this Amendment and deem it advisable and in the best interests of their respective companies and stockholders to enter into this Amendment; and

                  WHEREAS, Capital One and Hibernia desire to amend the Agreement, in accordance with Section 8.4 thereof.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:


   1. REFERENCES. Each reference to "hereof", "herein", "hereunder", "hereby" and "this Agreement" shall from and after the date of this Amendment refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances continue to refer to March 6, 2005, and references to "the date hereof" and "the date of this Agreement" shall continue to refer to March 6, 2005.

   2. AMENDMENT TO SECTION 1.4(c). The definitions of "Per Share Amount" and "Cash Component" in Section 1.4(c) of the Agreement are hereby deleted and amended to read in their entirety as follows:

         ""PER SHARE AMOUNT" shall mean the sum, rounded to the nearest whole cent, of (A) $13.95 plus (B) the product, rounded to the nearest one ten thousandth, of 0.2055 (the "SHARE RATIO") times the Capital One Closing Price."

         ""CASH COMPONENT" shall mean $2,231,039,040."

   3. AMENDMENT TO SECTION 2.1(d). The third and fourth sentences of Section 2.1(d) of the Agreement are hereby deleted and amended to read in their entirety as follows:

         "As used herein, "ELECTION DEADLINE" means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the business day prior to the date of the meeting of Hibernia stockholders pursuant to Section 6.3(a)."

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   4.    AMENDMENT TO SECTION 3.4. Clauses (i), (ii) and (iii) of Section 3.4 of
the Agreement are hereby deleted and amended to read in their entirety as follows:

         "(i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD") under the BHC Act and approval of such applications and notices and the continuing approval of such applications and notices following the Amendment, (ii) the filing of any required applications, filings or notices with any foreign, federal or state banking, insurance or other regulatory authorities and approval of such applications, filings and notices and the continuing approval of such applications and notices following the Amendment (the "OTHER REGULATORY APPROVALS"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a Proxy Statement in definitive form relating to the meeting of Hibernia's stockholders to be held in connection with this Agreement, as amended by the Amendment, and the transactions contemplated by this Agreement (the "PROXY STATEMENT") and of a post-effective amendment to the registration statement on Form S-4 (as amended by the post-effective amendment, the "FORM S-4") in which the Proxy Statement is included as a prospectus, and declaration of effectiveness of the post-effective amendment to the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.6(e),"

   5. AMENDMENT TO SECTION 3.5(c). Clause (i) of Section 3.5(c) of the Agreement is hereby deleted and amended to read in its entirety as follows:

         "(i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Hibernia since January 1, 2001 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and prior to the date of the Amendment (the "HIBERNIA SEC REPORTS") (provided that any Hibernia SEC Reports filed on or after March 6, 2005 shall be deemed to have been made available to Capital One to the extent filed or furnished publicly with the SEC prior to the date of the Amendment) and"

   6. AMENDMENT TO SECTION 3.6(b). Section 3.6(b) of the Agreement is hereby deleted and amended to read in its entirety as follows:

         "Neither Hibernia nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Hibernia included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005 (or arising out of or incurred directly or indirectly in connection with or as a result of Hurricane Katrina or any other hurricane or storm or pursuant to actions taken in connection with Hibernia's recovery efforts therefrom) or in connection with this Agreement and the transactions contemplated hereby."

   7. AMENDMENT TO SECTIONS 3.8(a) AND (b). Sections 3.8(a) and (b) of the Agreement are hereby deleted and amended to read in their entirety as follows:\

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         "(a) Since June 30, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Hibernia. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means, with respect to Capital One, Hibernia or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (PROVIDED, HOWEVER, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks or their holding companies generally except to the extent that such changes in general economic or market conditions have a materially disproportionate adverse effect on such party, or (D) public disclosure of the transactions contemplated hereby), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement that may be to the contrary, no events or actions arising out of or directly or indirectly relating to or resulting from Hurricane Katrina or any other hurricane or storm shall be considered in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur for any purposes of this Agreement or whether there is or may be any failure to be satisfied of any condition set forth in Article VII hereof.

                 (b) Since June 30, 2005 through and including the date of this Agreement, and other than actions taken in connection with Hibernia's recovery efforts from Hurricane Katrina or any other hurricane or storm, Hibernia and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice."

   8. AMENDMENT TO SECTION 3.17. The second sentence of Section 3.17 of the Agreement is hereby deleted and amended to read in its entirety as follows:

         "Except for changes in condition resulting directly or indirectly from Hurricane Katrina or any other hurricane or storm, the Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted."


   9. AMENDMENT TO SECTION 3.24. Section 3.24 of the Agreement is hereby deleted and amended to read in its entirety as follows:

         "Prior to the execution of the Amendment, Hibernia has received an opinion from its financial advisor to the effect that as of the date of the Amendment and based upon and subject to the matters set forth in that opinion, the Merger Consideration is fair to the

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         stockholders of Hibernia from a financial point of view. Such opinion has not been amended or rescinded as of the date of the Amendment."


   10. AMENDMENT TO SECTION 4.5(c). Clause (i) of Section 4.5(c) of the Agreement is hereby deleted and amended to read in its entirety as follows:

         "(i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Capital One since January 1, 2001 pursuant to the Securities Act or the Exchange and prior to the date of the Amendment (the "CAPITAL ONE SEC REPORTS") (provided that any Capital One SEC Reports filed on or after March 6, 2005 shall be deemed to have been made available to Hibernia to the extent filed or furnished publicly with the SEC prior to the date of the Amendment) and"

   11. AMENDMENT TO SECTIONS 4.8(a) AND (b). Sections 4.8(a) and (b) of the Agreement are hereby deleted and amended to read in their entirety as follows:

         "(a) Since June 30, 2005, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Capital One.

         (b) Since June 30, 2005 through and including the date of this Agreement, Capital One and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice."

   12. AMENDMENT TO SECTION 5.1. Section 5.1 of the Agreement is hereby deleted and amended to read in its entirety as follows:

         "Except (i) as expressly contemplated by or permitted by this Agreement, (ii) with the prior written consent of the other party, or
         (iii) for actions that in the reasonable judgment of Hibernia management were necessary or desirable in connection with Hibernia's recovery efforts from Hurricane Katrina as discussed with Capital One prior to the date of the Amendment and other such actions in relation to Hurricane Katrina or any other hurricane or storm reasonably taken thereafter by Hibernia after consultation with Capital One (PROVIDED that any such action that results in expenses of over $1 million individually shall be approved by the Capital One integration executive or his designee (such approval not to be unreasonably withheld)), during the period from the date of this Agreement to the Effective Time, each of Hibernia and Capital One shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Hibernia or Capital One to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby."

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   13.   AMENDMENT TO SECTION 5.2. The introductory clause to Section 5.2 of the Agreement is hereby deleted and amended to read in its entirety as follows:

         "During the period from the date of this Agreement to the Effective Time, except as set forth in the Hibernia Disclosure Schedule, as expressly contemplated by this Agreement and except for actions in connection with Hibernia's recovery efforts from Hurricane Katrina as discussed with Capital One prior to the date of this Amendment and other such actions in relation to Hurricane Katrina or any other hurricane or storm reasonably taken thereafter by Hibernia with the consent of Capital One (such consent not to be unreasonably withheld),"

   14. AMENDMENT TO SECTION 6.1(a). The first two sentences of Section 6.1(a) of the Agreement is hereby deleted and amended to read in its entirety as follows:

         "Capital One and Hibernia shall promptly prepare and file with the SEC a post-effective amendment to the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Capital One and Hibernia shall use their reasonable best efforts to have the post-effective amendment to the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Hibernia shall thereafter mail or deliver the Proxy Statement to its stockholders. Without limiting the generality of the foregoing, each of Capital One and Hibernia shall use its respective commercially reasonable efforts to have the foregoing post-effective amendment filed with SEC no later than the 10th business day following the date of this Amendment."


   15. AMENDMENT TO SECTION 6.3(a). The first clause of Section 6.3(a) of the Agreement is hereby deleted and amended to read in its entirety as follows:

         "(a) Hibernia shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement, as amended by the Amendment, and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Hibernia shall use its reasonable best efforts to obtain from its stockholders the stockholder vote in favor of the approval and adoption of this Agreement, as amended by the Amendment, required to consummate the transactions contemplated by this Agreement. Hibernia shall submit this Agreement, as amended by the Amendment, to its stockholders at the stockholder meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation."


   16. AMENDMENT TO SECTION 7.1(a). Section 7.1(a) of the Agreement is hereby deleted and amended to read in its entirety as follows:

         "(a) This Agreement, as amended by the Amendment, shall have been approved and adopted by the requisite affirmative vote of the holders of Hibernia Common Stock entitled to vote thereon."

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     17. AMENDMENT TO SECTION 9.1. Section 9.1 of the Agreement is hereby deleted and amended to read in its entirety as follows:

         "On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the "CLOSING DATE"). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Capital One, then Capital One may postpone the Closing until the first full week after the end of that fiscal quarter."

   18.   AMENDMENT TO ARTICLE IX. Article IX of the Agreement is amended to add
Section 9.11 which shall read in its entirety as follows:

         "9.11 Additional Defined Term. As used in this Agreement, "AMENDMENT" shall mean Amendment No. 1 to this Agreement, dated as of September 6, 2005, between Capital One and Hibernia."

   19. RELEASE OF SHARES. The parties hereto agree that all Elections and all shares of Hibernia Common Stock previously tendered to the Exchange Agent with a Form of Election may be withdrawn and that holders of record of a share of Hibernia Common Stock that withdraw their Elections shall be entitled to re-submit a properly completed Form of Election with their shares of Hibernia Common Stock (or with customary guaranteed delivery arrangements in lieu thereof)and make a new Election prior to the Election Deadline. Capital One shall give the Exchange Agent appropriate instructions in order to effect the foregoing as soon as practicable after the date hereof and shall cooperate with Hibernia with respect to appropriate communications with Hibernia stockholders relating thereto promptly after the date hereof.

   20.   AUTHORIZATION.

         (a) Each party hereto represents to the other that (a) such party has all necessary corporate power and authority to execute and deliver this Amendment; (b) the execution and delivery by such party hereto of this Amendment have been duly, validly and unanimously approved by the Board of Directors of such party; and (c) this Amendment has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

         (b) Hibernia represents and warrants to Capital One that the Board of Directors of Hibernia has determined that the Agreement, as amended by this Amendment, and the transactions contemplated hereby are advisable and in the best interests of Hibernia and its stockholders and has directed that the Agreement, as amended by this Amendment, be submitted

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to Hibernia's stockholders for approval and adoption at a duly held meeting of such stockholders and, except for the approval of the Agreement, as amended by this Amendment, by the affirmative vote of the holders of a majority of the outstanding shares of Hibernia Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Hibernia are necessary to approve the Agreement, as amended by this Amendment, or to consummate the transactions contemplated thereby.

   21. MERGER AGREEMENT REMAINS IN EFFECT. Except as expressly amended by this Amendment, the Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Agreement or the rights and obligations of the parties thereto.

   22. COUNTERPARTS. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

   23. GOVERNING LAW; JURISDICTION. This Amendment shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the DGCL or the LBCL applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby shall be brought in any federal or state court located in New York County, New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Amendment or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.



                   Remainder of Page Intentionally Left Blank

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                  IN WITNESS WHEREOF, Hibernia and Capital One have caused this
Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                               HIBERNIA CORPORATION


                                               By:   /s/ J. Herbert Boydstun
                                                  -----------------------------
                                               Name: J. Herbert Boydstun
                                               Title: President and Chief
                                                      Executive Officer

                                               CAPITAL ONE FINANCIAL CORPORATION


                                               By:  /s/ Richard D. Fairbank
                                                  ------------------------------
                                               Name: Richard D. Fairbank
                                               Title: Chairman, Chief Executive
                                                      Officer and President




     Signature Page to Amendment No. 1 to the Agreement and Plan of Merger